Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amended Registration Statement (Form S-1/A) pertaining to the registration of 24,050,440 shares of common stock of JPAK Group, Inc., of our report dated September 10, 2009 with respect to the financial statements of JPAK Group, Inc. for the years ended June 30, 2009 and 2008; and of our report dated November 6, 2009 with respect to the financial statements of JPAK Group, Inc. for the periods ended September 30, 2009 and 2008. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Partizio & Zhao, LLC

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
January 11, 2010